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                                                                    Exhibit 99.1


FRIDAY JULY 14, 4:31 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: ENVISION DEVELOPMENT CORPORATION

ENVISION DEVELOPMENT CORPORATION ANNOUNCES
AGREEMENT WITH PUREEDGE SOLUTIONS, INC. TO BRING
NEW TRANSACTIVE TECHNOLOGY TO EBUSINESS

MARLBORO, Mass., July 14 /PRNewswire/ -- Envision Development Corporation (Amex:
EDV - NEWS), today announced it has signed a Value-Added Reseller agreement with PureEdge Solutions, Inc.

Under terms of the agreement, Envision will be permitted to immediately begin selling PureEdge's InternetForms Commerce System products to Envision customers. Additionally, Envision also plans to build InternetForms Commerce System (ICS) enabled Web sites and Internet applications for its customers.

"The ICS products are the first to allow companies to utilize XML (Extensible Markup Language) to create Web sites that produce legally binding transactions on the Internet without using paper forms and processes," said William Patch, chief executive officer and chairman of Envision. "We believe that many of our current and prospective clients can benefit from these technologies, and we expect significant success in deploying ICS-powered Web sites and applications for these organizations."

"We look forward to a successful relationship with Envision," said Eric Jordan, president and chief executive officer of PureEdge. "The technologies at Envision, combined with PureEdge's solutions for creating binding transactions over the Web, will strongly benefit Envision's current and future customer base."



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Envision Development Corporation (WWW.EDVCORP.COM), is a rapidly growing provider of Web-centric transactive technologies through applications development and end-to-end eBusiness solutions. Envision's strategy is formulated on the premise that organizations wishing to participate in the Internet economy are increasingly turning to eBusiness experts.

PureEdge Solutions Inc. (WWW.PUREEDGE.COM) is a leader in creating legally binding transactions for e-commerce. PureEdge is a recognized leader in the development of secure e-commerce standards. PureEdge customers include Global 2000 and public sector organizations including the U.S. Securities & Exchange Commission, Chase Bank, Arvest Bank, and the Office of the Secretary of Defense.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the company's filings with the SEC, including its Registration Statement on Form 10-K.